As filed with the Securities and Exchange Commission on July 3, 2000

                                                       Registration No. 333-

            ========================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT

                                      Under

                           THE SECURITIES ACT OF 1933

                              --------------------

                          SVB FINANCIAL SERVICES, INC.
             (Exact name of registrant as specified in its charter)
                                 ---------------


          New Jersey
(State or other Jurisdiction of                           22-3438058
incorporation or organization)             (I.R.S. Employer Identification No.)


                              58-72 E. Main Street
                          Somerville, New Jersey 08876
               (Address, including zip code, including area code,
                  of registrant's principal executive offices)

                          SVB FINANCIAL SERVICES, INC.
                        2000 DIRECTORS STOCK OPTION PLAN
                            (Full title of the plan)

                               Robert P. Corcoran
                      President and Chief Executive Officer

                              58-72 E. Main Street
                          Somerville, New Jersey 08876

                                 (908) 541-9500

             (Name, Address, including zip code and telephone number
                   including area code, of agent for service)

                               -------------------
                                   Copies to:
                             Peter D. Hutcheon, Esq.
                        Norris, McLaughlin & Marcus, P.A.
                           A Professional Corporation
                                721 Route 202-206
                                  P.O. Box 1018
                           Somerville, N.J. 08876-1018
                                 (908) 722-0700

                                            CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
                                                                  Proposed             Proposed
                                                 Amount           Maximum              Maximum             Amount of
            Title of Securities                  to be         Offering Price     Aggregate Offering     Registration
             to be Registered                Registered(1)     Per Share (2)          Price (3)              Fees
    Common Stock no par value per Share          60,000            $9.00               $540,000             $143.00
                                                 shares

---------------------------------------------------------------------------------------------------------------------

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)  Based upon the exercise price of all of the options issued under the Plan.

(3) The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is the product resulting from multiplying 60,000, the number of shares registered by this Registration Statement by $9.00 per share, the exercise price of all of the options issued under the Plan.

                                     TABLE OF CONTENTS

         Item 1.    Plan Information.........................................  *

         Item 2.    Registrant Information and Plan Annual Information........ *

         Item 2A.   Reoffer Prospectus.......................................I-1

         Item 3.    Incorporation of Documents by Reference.................II-1

         Item 4.    Description of Securities...............................II-1

         Item 5.    Interests of Named Experts and Counsel..................II-1

         Item 6.    Indemnification of Directors and Officers...............II-1

         Item 7.    Exemption from Registration Claimed.....................II-2

         Item 8.    Exhibits................................................II-2

         Item 9.    Undertakings............................................II-2





* Separately given to participants. Pursuant to the rules for filing a Registration Statement on Form S-8, such information is contained in a document which does not constitute a part of this Registration Statement but which shall, together with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, constitute a prospectus under Section 10(a) of the Securities Act of 1933.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.             Plan Information

                  Omitted.

Item 2.             Registrant Information and Plan Annual Information

                  Omitted.

Item 2A.            Reoffer Prospectus

                  A prospectus relating to the reoffer of control securities and restricted securities acquired by participants under the Plan follows below.

                               REOFFER PROSPECTUS
                               ------------------

                          60,000 Shares of Common Stock
                          (Par Value $2.09 per Share )



                          SVB FINANCIAL SERVICES, INC.



                                 ---------------

         This prospectus has been prepared for use in connection with the proposed sales by the stockholders named herein (the "Selling Stockholders") of an aggregate of 60,000 shares of Common Stock (par value $2.09 per share) of SVB Financial Services, Inc. (the "Company") acquired by the Selling Stockholders upon the exercise of options granted to them under the Company's 2000 Directors Stock Option Plan.

         It  is  contemplated   that  offerings  and/or  sales  by  the  Selling
Stockholders will be made from time to time pursuant to this Registration Statement.


                                 ---------------

                   THESE SECURITIES HAVE NOT BEEN APPROVED OR
              DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION

                     NOR HAS THE COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

                     ANY REPRESENTATION TO THE CONTRARY IS A
                               A CRIMINAL OFFENSE.

                                 ---------------






                  The date of this Prospectus is July 3, 2000.

                              AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Citicorp Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois and Seven World Trade, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents are hereby incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1999;

         (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

         (c) The description of the Company's Common Stock set forth under the heading "Description of Securities" in the prospectus contained in the Company's Registration Statement on Form SB-2 (File 333-2305) which became effective November 8, 1996, and in Exhibits 4.1, 4.2 and 4.3 which were filed with that registration statement; and

         (d) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 since the end of the fiscal year referred to in (a) above.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date hereof to the termination of the offering of the securities covered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

         Copies of documents incorporated herein by reference may be obtained upon written or oral request without charge (other than exhibits thereto) from the headquarters office of the Company, SVB Financial Services, Inc., 58-72 E. Main Street, Somerville, New Jersey 08876, telephone (908) 541- 9500, Attn:
Keith B. McCarthy, Chief Operating Officer and Secretary/Treasurer.

                                   THE COMPANY

          SVB Financial Services, Inc. (the "Company") is a New Jersey corporation organized in 1996 for the purpose of acquiring and owning Somerset Valley Bank (the "Bank"), a New Jersey commercial Bank formed in 1990, in connection with the Bank's objective of adopting a holding company structure. The Company owns substantially all of the outstanding capital stock of the Bank, which is the Company's only bank subsidiary. The Bank is a full service, community-oriented Bank which operates eight banking offices, seven in Somerset County and one in Monmouth County, New Jersey.

          The Bank is engaged in the financing of local businesses and industry, providing credit facilities and related services for smaller businesses, typically those with $1 million to $5 million in annual sales, in light manufacturing, wholesale and retail distribution, and service businesses. A wide range of commercial lending products is offered, including working capital lines of credit, U.S. Small Business Administration - backed loans, commercial and residential construction loans, term loans for fixed asset acquisitions, commercial mortgages and other asset-based financing. The Bank also provides personal consumer banking services, including checking and savings accounts, money-market accounts, certificates of deposit, individual retirement accounts, residential mortgages, home equity lines of credit and other second mortgage loans, home improvement loans, automobile loans, personal loans and overdraft lines.

          The Bank currently has 78 full time equivalent employees. Its principal executive offices are located at 58-72 E. Main Street, Somerville, New Jersey 08876, telephone (908) 541-9500.

                              SELLING STOCKHOLDERS

          The table below sets forth the names of the Selling Stockholders, all of whom are directors of the Company with addresses care of the Company at 58-72
E. Main Street, Somerville New Jersey 08876. The shares that the Selling Stockholders may offer from time to time are shares acquired or to be acquired by them upon the exercise of awards that have been or may in the future be granted to them by the Company pursuant to the Company's 2000 Directors Stock Option Plan (the "Plan"). The following table lists all persons holding awards, who, because of their position with the Company or amount of stock of the Company owned by them, may be deemed to be "affiliates" and persons who are nonaffiliates who have acquired shares under the Plan prior to the filing of the registration statement of which this prospectus is a part. The Selling Stockholders may from time to time offer all or part of the shares acquired by them upon the exercise of options now held or which may be granted to them in the future by the Company in any trading markets. The Company will pay all expenses of preparing and reproducing this Prospectus, but will not receive any part of the proceeds of the sale of any such shares. The Selling Stockholders will pay any and all brokerage commissions charged to sellers in connection with such sales.

          Name                                       No. of Shares
          ----                                       -------------

          Bernard Bernstein                          4,615
          Raymond L. Hughes                          4,615
          S. Tucker S. Johnson                       4,615
          John K. Kitchen                            4,615
          Frank J. Orlando                           4,615
          Gilbert E. Pittenger                       4,615
          Frederick D. Quick                         4,615
          Anthony J. Santye                          4,615
          G. Robert Santye                           4,615
          Donald Sciaretta                           4,615
          Herman C. Simonse                          4,615
          Donald R. Tourville                        4,615

                                  LEGAL MATTERS

          The legality of the shares of Common Stock being offered hereby will be passed upon by Norris, McLaughlin & Marcus, P.A., 721 Route 202-206, P.O. Box 1018, Somerville, New Jersey 08876-1018.

                            EXPERTS AND MISCELLANEOUS

          The financial statements of SVB Financial Services, Inc. as of December 31, 1999 and for each of the two years in the period ended December 31, 1999, incorporated by reference in this Reoffer Prospectus or in the Registration Statement of which this Reoffer Prospectus forms a part, have been audited by Grant Thorton LLP, independent certified public accountants, whose report thereon appears therein, and in reliance upon such report of Grant Thornton LLP, given upon the authority as experts in accounting and auditing. The Common stock of the Company, including the shares offered hereby, is designated for quotation on the Nasdaq Stock Market, Inc. National Market System under the symbol: SVBF.

                                 USE OF PROCEEDS

          The Company will not receive any proceeds from the reoffer and resale of securities by the Selling Stockholders hereunder.

                                 INDEMNIFICATION

          The Certificate of Incorporation and the By-Laws provide that the Company shall indemnify each officer and director of the Company (and each officer and director of another entity who was serving at the request of the Company) who is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company or its shareholders; and with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his conduct was unlawful. They further provide that the Company shall indemnify each such officer and director in any derivative action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company or its shareholders; except that no indemnification shall be made in respect to any such derivative action, suit or proceeding as to which he shall have been adjudged to be liable for gross negligence or misconduct in the performance of his duties to the Company (unless and only to the extent that the court in which such action or suit is brought shall determine, upon application, that, despite the adjudication of liability, but in view of all of the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper).

          The Certificate of Incorporation and the By-Laws also provide that costs in defending any action, suit or proceeding referred to above may be paid by the Company in advance of the final disposition thereof under certain circumstances.

          All expenses and liabilities incurred by the Board of Directors in the administration of the Plan shall be borne by the Company. The Board of Directors may employ attorneys, consultants, accountants or other persons in connection with the administration of the Plan. The Company, and its officers and directors, shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Board of Directors shall be liable for any action, determination or interpretation taken or made in good faith with respect to the Plan or any option granted hereunder.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

          The following documents filed by SVB Financial Services, Inc. (the "Company") with the Commission are also incorporated herein by reference:

         (a) The Company's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2000;

         (b) The Company's Annual Report on Form 10-K for the year ended December 31, 1999; and

         (c) The description of the Company's Common Stock set forth under the heading "Description of Securities" in the prospectus contained in the Company's Registration Statement on Form SB-2 (File 333-2305) which became effective November 8, 1996, and in Exhibits 4.1, 4.2 and 4.3 which were filed with that registration statement;

                  In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities

                  Not applicable.

Item 5.   Interests of Named Experts and Counsel

                  Not applicable.

Item 6.   Indemnification of Directors and Officers

                  Section 14A:3-5 of the New Jersey Business Corporation Act (the "NJBCA") gives the Company power to indemnify each of its directors and officers against expenses and liabilities in connection with any proceeding involving him by reason of his being or having been a director or officer if (a) he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and (b) with respect to any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. However, in a proceeding by or in the right of the Company, there shall be no indemnification in respect of any liabilities or expenses if the officer or director shall have been adjudged liable to the Company unless the court in such proceeding determines he is entitled to indemnity for such liabilities and/or expenses. Furthermore, no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to such director or officer establishes that his acts or omissions (a) were in breach of his duty of loyalty to the Company and its stockholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit. The NJBCA defines an act or omission in breach of a person's duty of loyalty as an act or omission which that person knows or believes to be contrary to the best interests of the Company or its stockholders in connection with a matter in which he has a material conflict of interest. If a director or officer is successful in a proceeding, the statute mandates that the Company indemnify him against expenses.

                  The By-Laws provide that the Company shall indemnify each officer and director of the Company (and each officer and director of another entity who was serving at the request of the Company) who is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred in connection with such action, suit or proceeding, to the fullest extend permitted by law. The By-Laws also provide that costs in defending any action, suit or proceeding referred to above may be paid by the Company in advance of the final disposition thereof under certain circumstances.

Item 7.   Exemption from Registration Claimed

          Offers and sales of Common Stock pursuant to the Plan are exempt from registration under the Securities Act of 1933, as amended, by virtue of Sections 4(2) and/or 2(11) of such Act and Rule 504 promulgated by the Commission as a part of Regulation D.

Item 8.   Exhibits

          4(a)            SVB  Financial  Services  Inc.  2000  Directors  Stock
                          Option Plan,  is  incorporated  herein by reference to
                          Exhibit B attached to the Company's  definitive  proxy
                          materials  with respect to its 2000 Annual  Meeting of
                          Shareholders,  filed with the  Commission on March 20,
                          2000.
          *5              Opinion of Norris, McLaughlin & Marcus, P.A.
          *23(a)          Consent of Grant Thornton, LLP
          23(b)           Consent of Norris, McLaughlin & Marcus, P.A. (included
                          in Exhibit 5)
          24              Power of Attorney (included on signature page)
              ------------------------------------------------------------------
                  *Filed herewith

Item 9.   Undertakings

          (a)     The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement:

                            (i)     To  include  any   prospectus   required  by
                                    Section  10(a)(3) of the  Securities  Act of
                                    1933;

                            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                            (iii)   To include  any  material  information  with
                                    respect  to the  plan  of  distribution  not
                                    previously  disclosed  in  the  Registration
                                    Statement  or any  material  change  to such
                                    information in the  Registration  Statement;
                                    provided,  however, that paragraphs 1(i) and
                                    1(ii)  do  not  apply  if  the   information
                                    required to be included in a  post-effective
                                    amendment by
                                    those  paragraphs  is  contained in periodic
                                    reports filed by the Registrant  pursuant to
                                    Section  13  or  15(d)  of  the   Securities
                                    Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                             (iv) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                            (v) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Somerville, State of New Jersey on the 30th day of June, 2000.

                                   SVB FINANCIAL SERVICES, INC.



                                   By: /s/  Robert P. Corcoran
                                       -------------------------------------
                                       Robert P. Corcoran
                                       President and Chief Executive Officer


          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert P. Corcoran and Keith B. McCarthy, and either of them (with full power in each to act alone), his true and lawful attorneys-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

          Person                        Capacity                    Date
          ------                        --------                    ----
/s/ John K. Kitchen
------------------------------          Chairman of the Board      June 30, 2000
John K. Kitchen                         and Director

/s/ Robert P. Corcoran
------------------------------          Chief Executive Officer    June 30, 2000
Robert P. Corcoran                      and Director

/s/ Keith B. McCarthy
------------------------------          Chief Operating Officer    June 30, 2000
Keith B. McCarthy                       and Secretary/Treasurer


------------------------------          Director                   June 30, 2000
Raymond L. Hughes

/s/ Frank J. Orlando
------------------------------          Director                   June 30, 2000
Frank J. Orlando

------------------------------          Director                   June 30, 2000
Donald Sciaretta

/s/ Gilbert E. Pittenger
------------------------------          Director                   June 30, 2000
Gilbert E. Pittenger

/s/ Herman C. Simonse
------------------------------          Director                   June 30, 2000
Herman C. Simonse


------------------------------          Director                   June 30, 2000
S. Tucker S. Johnson

/s/ G. Robert Santye
------------------------------          Director                   June 30, 2000
 G. Robert Santye

/s/ Frederick D. Quick
------------------------------          Director                   June 30, 2000
Frederick D. Quick

/s/ Anthony J. Santye
------------------------------          Director                   June 30, 2000
Anthony J. Santye

/s/ Donald R. Tourville
------------------------------          Director                   June 30, 2000
Donald R. Tourville

/s/ Bernard Bernstein
------------------------------          Director                   June 30, 2000
Bernard Bernstein

/s/ Willem Kooyker
------------------------------          Director                   June 30, 2000
Willem Kooyker